Exhibit 99.1

For Immediate Release
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                       ATMI UPDATES FOURTH QUARTER OUTLOOK

      DANBURY, CT - January 8, 2004 - ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and services to the world's leading semiconductor manufacturers, today announced that it anticipates fourth quarter revenues will be approximately $73 million, which represents sequential growth of greater than 25% over the third quarter.

      Because of this growth, ATMI expects to be profitable from operations during the quarter. In addition, the Company will record a one-time non-cash tax benefit of $3 million, or $0.10 per share, resulting from the favorable resolution of a United States Tax Court claim.

      Gene Banucci, ATMI Chief Executive Officer, said, "During the quarter, the Company experienced strength in all its product lines, especially those associated with advanced interconnect production. The fourth quarter reflects the recovery from a shortfall in third quarter revenue caused by a distributor termination for a key product line. ATMI will report 2003 fourth quarter and full year results on February 4th, at which time more detail will be provided."

      Dan Sharkey, ATMI Chief Financial Officer, said, "We continue to make progress on the divestment/partnering of our Technologies segment businesses. Given these intentions, virtually all the businesses formerly in that segment will be accounted for, and reported as, Discontinued Operations effective in the fourth quarter, and going forward. Revenues from the businesses that will be associated with our continuing operations should be approximately $52 million for the fourth quarter, sequentially up 23% from $42.2 million in the third quarter."

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.


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For more information contact:
Dean Hamilton
ATMI
203.207.9349 Direct
203.794.1100 x4202
dhamilton@atmi.com


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